EXHIBIT 99.1
FINANCIAL ACCOUNTING STANDARDS BOARD
401 Merritt 7, P.O. Box 5116
Norwalk, Connecticut 06856-5116
Telephone:  203-847-0700       Fax:  203-849-9714
Internet address:  eitf@fasb.org  or  namcpartland@fasb.org

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October 8, 1998
                                                                  Topic No. D-76

Topic: Accounting by Advisors for Offering Costs Paid on Behalf of Funds, When the Advisor Does Not Receive both 12b-1 Fees and Contingent Deferred Sales Charges

Dates Discussed:  July 23, 1998;  September 23-24, 1998

The FASB staff has been asked to address how an advisor should account for offering costs paid to distribute shares of a fund when that advisor does not receive both distribution fees, pursuant to a plan under Rule 12b-1 of the Investment Company Act of 1940 (12b-1 fees), and contingent deferred sales charges (CDSC fees). An example is when an advisor pays the initial costs of offering shares of a closed-end fund. Closed-end funds are investment companies that issue a fixed number of shares (that generally trade on an open market) in order to raise capital, similar to the way in which an entity sells stock in an initial public offering. It is the FASB staff's understanding that, typically, the advisor of a closed-end fund manages the fund's investments in exchange for an advisory (or management) fee paid pursuant to a contract that is required to be renewed annually. Historically, costs of offering the shares of the fund have been incurred by the fund's initial shareholders at the commencement of the fund's operations, thereby immediately reducing the net asset value of the fund. Recently, some advisors of closed-end funds have chosen to bear the offering costs on behalf of the fund. The advisor is not, however, reimbursed through both 12b-1 fees and CDSC fees.

The staff observes that EITF Issue No. 85-24, "Distribution Fees by Distributors of Mutual Funds That Do Not Have a Front-End Sales Charge," provides the accounting by fund advisors who are reimbursed, for offering costs paid, through both 12b-1 fees and CDSC fees. Accordingly, the accounting by those advisors for fees and offering costs are outside the scope of this announcement.

The staff believes that the benefits expected from the expenditures paid by an advisor in connection with the distribution of shares of a fund (when the advisor does not receive both 12b-1 fees and CDSC fees) do not meet the definition of an asset of the advisor as provided in FASB Concepts Statement No. 6, Elements of Financial Statements. Accordingly, the staff has concluded that offering costs paid by the investment advisor should be expensed as incurred. In addition, the staff believes that initial offering costs paid by such an investment advisor are start-up costs of the advisor, which should be accounted for (effective for fiscal years beginning after December 15, 1998) in accordance with AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.

As stated at the July 23, 1998 EITF meeting, this announcement is applicable to all offering costs paid by fund advisors subsequent to July 23, 1998. That is, subsequent to July 23, 1998, all offering costs paid by advisors of funds (when the advisor does not receive both 12b-1 fees and CDSC fees) should be expensed as incurred. In addition, the staff observes that any costs capitalized prior to July 24, 1998 should continue to be amortized until SOP 98-5 is adopted, at which time any unamortized balance would be written off and reported as a cumulative effect of a change in accounting principle, as described in APB Opinion No. 20, Accounting Changes.